LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                               260 Franklin Street
                              Boston, MA 02110-3173


                                                 July 27, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

     This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the filing with the Commission of the Application/Declaration on Form U-1 (File 70-8050) of Unitil Corporation (the "Company"), a New Hampshire corporation and a registered public utility holding company, under the Public Utility Holding Company Act of 1935 (the "Application-Declaration"). The Application-Declaration relates to the request by the Company for authorization to issue up to an additional 200,000 shares of common stock, no par value of the Company ("Common Stock") under its Dividend Reinvestment and Stock Purchase Plan ("DRIP") and an additional 150,000 shares of Common Stock under its Tax-Deferred Savings and Investment Plan ("401(k) Plan").

     We have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates and documents. In addition, we have

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Securities and Exchange Commission
July 27, 2000
Page 2


examined such questions of law as we considered necessary or appropriate for the purpose of rendering this opinion.

     Based on the foregoing, and subject to the final paragraph hereof, we are of the opinion that when the Commission has taken the action requested in the Application-Declaration:

     (1) All state laws applicable to the transactions described in the Application-Declaration have been complied with;

     (2) The Company is validly organized and duly existing under the laws of the State of New Hampshire.

     (3) When issued as described in the Application-Declaration, the shares of Common Stock owned and/or sold by the Company under each of the DRIP and the 401(k) Plan, will each be valid and binding obligations of such Company in accordance with their respective terms, subject to rights and remedies of creditors and subject to equitable principles.

     (4) The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Company.

     The opinions expressed above in respect of the approval of the additional issuances of shares of Common Stock under each of the DRIP and 401(k) Plan described in the Application-Declaration are subject to the following assumptions or conditions:

          a. The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Application-Declaration to become effective with respect to the additional issuances of shares of Common Stock under each of the DRIP and 401(k) Plan described therein.

          b. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

     We hereby consent to the use of this opinion as an exhibit to the Application-Declaration.

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Securities and Exchange Commission
July 27, 2000
Page 3


     We are not, in this opinion, opining on laws other than the laws of the State of New Hampshire and the federal laws of the United States.

                                          Very truly yours,


                                          LeBoeuf, Lamb, Greene & MacRae, L.L.P.